Exhibit 10.23

FIFTH AMENDMENT TO LEASE AND AGREEMENT

This Fifth Amendment to Lease and Agreement (the “Agreement”) is made and entered into as of October 29, 2004, by and between Pinnacle Entertainment, Inc., a Delaware corporation, successor by merger with Hollywood Park, Inc. (“Landlord”), and Century Gaming Management, Inc., a California corporation (“Tenant”).

A. Landlord and Tenant entered in that certain Lease and Agreement dated as of September 10, 1999, as amended by (i) that certain First Amendment to Lease and Agreement dated as of September 6, 2000, (ii) that certain Second Amendment to Lease and Agreement dated as of October 1, 2001, (iii) that certain Third Amendment to Lease and Agreement, dated as of December 4, 2002, and (iv) that certain Fourth Amendment to the Lease and Agreement, dated as of October 13, 2003 (together, the “Lease”), whereby Tenant leases from Landlord that certain real property in Inglewood, California upon which Tenant operates The Hollywood Park-Casino (the “Premises”).

B. Landlord and Tenant desire to amend the Lease as set forth below.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Defined Terms. Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the Lease.

2. Term. The Term of this Lease shall commence on January 1, 2005 (the “Commencement Date”) and shall continue until the earlier of (i) December 31, 2005, or (ii) the expiration or earlier termination of the CDC Lease, unless sooner terminated pursuant to any provision hereof or otherwise amended pursuant to future amendments hereof.

3. Base Rent. During the term of this Lease, Tenant shall pay rent in the amount of Five Hundred Eighty Three Thousand Three Hundred Thirty Three Dollars ($583,333) per month (the “Base Rent”). Base Rent shall be payable in advance, beginning on the Commencement Date, and thereafter on the first day of each calendar month during the Term. Payment of Base Rent shall be made at the place that Landlord designates from time to time in writing, without deduction or offset. Payment must be in United States dollars, either in the form of a check or via electronically transmitted funds.

4. Capital Expenditures. Landlord shall pay for up to One Million Dollars ($1,000,000) in 2005 for capital expenditures for the Premises as mutually agreed upon, in each party’s sole discretion. Tenant agrees Landlord has no obligation for any prior un-reimbursed capital expenditures. Any alterations made to the Premises shall be subject to terms and conditions set forth in the Lease and the CDC Lease.

5. Landlord’s Right to Audit. Section 6.04 of the Lease shall be replaced in its entirety as follows: “If (i) Landlord elects in its sole and absolute discretion, or (ii) Tenant omits to prepare and deliver promptly any statement, report or financial statements required by the provisions of this Article 4, Landlord shall have the right to make, or cause to be made, an audit of all books and records of Tenant and any Subtenants, including their respective bank accounts which in any way pertain to or show Tenant’s activities, and to prepare, or cause to be prepared, the statement, report or financial statements which Tenant has failed to prepare and deliver; Tenant shall give Landlord and its designated representatives access to such books and records at all reasonable times for purposes of making any such audit and preparing any such statement, report or financial statements. Such audit shall be made and such statements and reports shall be prepared by a person or persons selected by Landlord. The statements or reports so prepared shall be conclusive on Tenant. Any audit made by Landlord pursuant to this Section 6.04 shall be at Landlord’s expense, except if the audit is made due to Tenant’s omission described in clause (ii) above or Landlord’s audit discloses an inaccuracy of any statement of income or expense of five percent (5%) or more then Tenant shall pay all expenses of the audit and other costs incurred by Landlord in connection therewith. If any such audit shall disclose any willful inaccuracy of Tenant, such inaccuracy shall constitute an incurable breach of this Lease. Landlord’s audit rights shall be in addition to all other rights available to Landlord upon Tenant’s default.”

6. Division of Gambling Control. The terms of this Amendment shall be subject to the approval of the Division of Gambling Control.

7. Relationship to Lease. This Amendment supersedes any inconsistent provisions contained in the Lease. Except as amended hereby, the Lease remains in full force and effect.

8. Further Assurances. Each of the parties hereto shall execute and deliver such other and further documents and do such other and further acts as may be reasonably required to effectuate the intent of the parties and carry out the terms of the Amendment.

9. Counterparts. This Amendment may be executed in counterparts, which, when taken together shall be one and the same instrument.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

LANDLORD		TENANT

Pinnacle Entertainment, Inc.,		Century Gaming Management, Inc.,
a Delaware corporation		a California corporation

By	: /s/ John A. Godfrey	By:	/s/ Leo Chu
Its:	Secretary	Its:	President